                                                                  Exhibit 23(f)


                               [LETTERHEAD]



September 29, 1997

Board of Directors
Gateway Bancorp, Inc.
2717 Louisa Street
Catlettsburg, KY  41129

Board of Directors:

This letter will constitute our consent to the inclusion of our opinion regarding the fairness from a financial point of view, to the shareholders of Gateway Bancorp, Inc. ("Gateway") of the consideration to be received pursuant to the Agreement and Plan of Merger dated as of June 17, 1997, as amended as of September 2, 1997, by and among Gateway and Peoples Bancorp, Inc., the summary of such opinion and the use of our name in the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended ( the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission ( the "Commission") with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

/s/Eugene S. Weil
Eugene S. Weil
Senior Vice President